Exhibit 99.1

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Third Quarter Earnings

West Point, Va., October 24, 2008—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $3.14 million, or $1.04 per share assuming dilution, for the first nine months of 2008, compared with net income of $6.76 million, or $2.12 per share assuming dilution, for the first nine months of 2007. The corporation’s net income was $299,000, or 10 cents per share assuming dilution, for the third quarter of 2008, compared with $2.28 million, or 73 cents per share assuming dilution, for the third quarter of 2007.

Net income for the first nine months and third quarter of 2008 included a $1.52 million other-than-temporary impairment charge related to the corporation’s investments in perpetual preferred stock of the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). Excluding this impairment charge, the corporation’s earnings were $4.67 million, or $1.54 per share assuming dilution, for the first nine months of 2008 and $1.82 million, or 61 cents per share assuming dilution, for the third quarter of 2008. The impairment in the corporation’s holdings of these government-sponsored entities (GSEs) resulted from the decline in market value of these shares in connection with the federal government’s takeover of Fannie Mae and Freddie Mac in September 2008, along with the elimination of dividends on these shares. As a result of the Emergency Economic Stabilization Act of 2008 (EESA), which provides tax relief to banking organizations that have suffered losses on preferred holdings of Fannie Mae and Freddie Mac by

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

changing the character of these losses from capital to ordinary for federal income tax purposes, the corporation will record approximately $578,000 of deferred income tax benefit and a deferred tax asset in the fourth quarter of 2008, the period of enactment of the new law. The aggregate charge to income net of income taxes related to the other-than-temporary impairment of the preferred stock holdings in Fannie Mae and Freddie Mac over the third and fourth quarters of 2008 will be $942,000. The market value of the corporation’s preferred shares of Fannie Mae and Freddie Mac at September 30, 2008 after the other–than-temporary impairment charge was $36,000 and $44,000, respectively. We will continue to evaluate the carrying value of these shares as part of our overall review each quarter of our investment portfolio.

The corporation’s return on average equity and return on average assets, on an annualized basis, were 6.38 percent and 0.52 percent (9.47 percent and 0.77 percent, adjusted to exclude the effect of the impairment charge), respectively, for the first nine months of 2008, compared to 13.82 percent and 1.22 percent, respectively, for the first nine months of 2007. For the third quarter of 2008, on an annualized basis, the corporation’s return on average equity was 1.82 percent and its return on average assets was 0.14 percent (11.07 percent and 0.87 percent, adjusted to exclude the effect of the impairment charge), respectively, compared with a 14.21 percent return on average equity and a 1.21 percent return on average assets for the third quarter of 2007. The decline in these measures resulted from lower earnings in 2008, coupled with asset growth.

“The corporation’s financial results reflected the escalating turbulence in the financial sector and the economic slowdown experienced in the third quarter of 2008,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “While we are not immune to the historic challenges facing the financial markets, we remain a strong and financially-sound company.”

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

“The corporation’s earnings were negatively affected by the $1.52 million impairment charge on the corporation’s investment in Fannie Mae and Freddie Mac,” continued Dillon. “Had it not been for this charge, our earnings and return on equity would have been $4.67 million and 9.47 percent, respectively, for the first nine months of 2008 and $1.82 million and 11.07 percent, respectively, for the third quarter of 2008, despite a decline in net interest margin and a higher provision for loan losses in 2008. The decline in the net interest margin was attributable to the earlier interest rate cuts by the Federal Reserve Bank and the strong competition for deposits resulting from the reduction in liquidity throughout the financial markets. The 50 basis point interest rate cut by the Federal Reserve on October 8, 2008 will have an immediate effect of reducing our bank’s net interest margin because our cost of deposits and fixed rate borrowings will not decline in tandem with the decline in yields on our adjustable-rate loans.”

“Our provision for loan losses for the first nine months and the third quarter of 2008 was $8.72 million and $3.15 million, respectively, compared with $4.69 million and $1.80 million for the same periods in 2007,” said Dillon. “These increases are indicative of the overall condition of the housing and economic environment in the United States and our market areas. The increase in the Bank’s provision for loan losses was attributable in part to our evaluation of our overall loan portfolio in light of general economic conditions, as well as two commercial relationships, both secured by real estate, that have been placed on nonaccrual status. One of these relationships has resulted in $1.86 million in foreclosed properties, which were written down to net realizable value at the time

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

they were transferred to real estate owned. C&F Mortgage Corporation has repurchased several loans in 2008 resulting in nonaccrual loans and foreclosed properties for which loan loss provisions or write downs to fair market value were necessary. C&F Finance Company has experienced higher loan charge-offs in 2008, which in combination with loan growth, resulted in a higher provision for loan losses. Our loan loss reserves continue to grow and, when appropriate, we are charging off any expected deficient balances. While we feel our current reserves are adequate to provide for potential loan losses, we constantly monitor the situation and will increase reserves if it is deemed prudent.”

“The capital and liquidity positions at the Bank remain strong,” concluded Dillon. “The impairment charge previously discussed had no effect on the Bank’s regulatory capital ratios because the GSE stock is owned by the holding company. The Bank continues to be well-capitalized under all regulatory guidelines and the Bank and the corporation have adequate sources of financing and liquidity. While the corporation’s earnings have declined this year, we maintained our quarterly dividend at 31 cents per share for the third quarter of 2008. We believe that our diversified business strategy and our strong balance sheet will allow us to continue to invest in and grow our company.”

Retail Banking Segment. Third quarter net income for C&F Bank was $787,000 in 2008 compared to $1.19 million in 2007. Net income for the first nine months of 2008 was $1.58 million compared to $3.28 million for the first nine months of 2007. The decline in 2008 earnings included the effects of (1) margin compression and competition for loans and deposits on net interest income, (2) a year-to-date 2008 provision for loan losses of $1.16 million, of which $500,000 was recognized in the third quarter of 2008, attributable to credit

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

issues resulting from the general slow down in the economy, and more specifically the two commercial relationships mentioned above and loan growth, compared to $160,000 and $120,000 for the first nine months and third quarter of 2007, respectively, (3) higher assessments for deposit insurance resulting from the FDIC’s implementation of its amended risk-based assessment system, (4) higher expenses associated with the enhancement of our internet banking services, and (5) higher loan and foreclosed properties expenses primarily resulting from the work-out of one of the commercial relationships mentioned above. The Bank continues to evaluate all overhead expenses, including but not limited to personnel and technology costs, to determine any areas for cost savings.

The Bank’s nonperforming assets have increased to $14.10 million at September 30, 2008 and consist of $12.13 million of nonaccrual loans and $1.97 million of foreclosed properties. The largest component of the Bank’s nonaccrual loans is an $11.2 million commercial relationship, which is secured by residential and commercial real estate. Management believes the Bank has provided adequate loan loss reserves based on current appraisals of the collateral. The largest component of the Bank’s foreclosed properties is $1.86 million of residential properties associated with one commercial relationship. These properties have been written down to their estimated fair value based upon current appraisals less selling costs. Additional properties securing loans associated with this relationship have yet to be conveyed to the Bank and appropriate loan loss reserves have been established.

Mortgage Banking Segment. Third quarter net income for C&F Mortgage Corporation was $401,000 in 2008 compared to $484,000 in 2007. Net income

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

for the first nine months of 2008 was $1.14 million, compared to $1.44 million for the first nine months of 2007. The decline in 2008 earnings included the effects of (1) the downturn in the housing market on loan origination volume, which declined 4.2 percent and 10.4 percent for the third quarter and first nine months of 2008, respectively, compared to the same periods in 2007 (2) a year-to-date 2008 provision for loan losses of $587,000, of which $75,000 was expensed in the third quarter of 2008, in connection with loan repurchases, compared to no provision for loan losses in the comparable periods of 2007, (3) a year-to-date 2008 write down of $137,000 in the carrying value of foreclosed properties to fair value less cost to sell, of which $7,000 was expensed in the third quarter of 2008, and (4) a year-to-date 2008 provision for estimated indemnification losses of $775,000, of which $401,000 was recognized in the third quarter of 2008, compared to $93,000 and $56,000 for the first nine months and third quarter of 2007, respectively. The negative effects of these items were offset in part by higher gains on sales of loans in 2008 resulting from higher profit margins on loans originated and sold.

Consumer Finance Segment. Third quarter net income for C&F Finance Company was $826,000 in 2008 compared to $642,000 in 2007. Net income for the first nine months of 2008 was $2.46 million, compared to $2.14 million for the first nine months of 2007. The earnings improvement in 2008 resulted from an approximate 18 percent increase in average consumer finance loans outstanding and an increase in net interest margin. The consumer finance segment has benefited from the decline in short-term interest rates and strong loan demand in 2008. Its fixed-rate loan portfolio is partially funded by a line of credit indexed to LIBOR. Therefore, its cost of funds has declined and its margins have increased during 2008. However, the recent upward trend in LIBOR could negatively

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

impact the consumer finance segment’s net interest margin. C&F Finance Company has experienced higher loan charge-offs in 2008 compared to 2007, which in combination with loan growth, has resulted in a higher provision for loan losses in 2008. The higher provision for loan losses resulted in a $969,000 increase in the allowance for loan losses since December 31, 2007 and maintained the ratio of the allowance for loan losses to total loans at the December 31, 2007 level of 7.00 percent.

Other and Eliminations Segment. The third quarter net loss of this segment was $1.72 million in 2008 compared to a net loss of $32,000 in the third quarter of 2007. The net loss for the first nine months of 2008 was $2.03 million, compared to a net loss of $100,000 for the first nine months of 2007. The net loss in 2008 included the $1.52 million impairment charge related to the holding company’s investments in perpetual preferred stock of Fannie Mae and Freddie Mac, as previously discussed. It also included an increase in interest expense associated with the holding company’s issuance of additional trust preferred capital in December 2007.

About C&F Financial Corporation. C&F Financial Corporation’s stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The stock closed at a price of $19.00 per share on Thursday, October 23, 2008. At September 30, 2008, the book value of the corporation was $21.24 per share, and the corporation declared a dividend of 31 cents per share during the third quarter of 2008. The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company and Scott & Stringfellow, Inc.

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 21 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Ohio, Kentucky, Indiana and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. In addition to results presented in accordance with United States generally accepted accounting principles (GAAP), this earnings release includes certain non-GAAP financial measures for the three and nine months ended September 30, 2008, which are reconciled to their equivalent GAAP financial measures below. Management believes these non-GAAP financial measures provide information useful to investors in understanding the corporation’s performance trends and facilitate comparisons with its peers. Specifically, management believes the exclusion from net income of a significant one-time impairment charge recognized in a single accounting period permits a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the corporation’s performance and establishes goals for future periods. Although the corporation’s management believes the non-GAAP measures presented in this earnings release enhance investors’ understandings of its performance, these non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements.

C&F FINANCIAL CORPORATION

Friday, October 24, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) the level of net charge-offs on loans, (8) deposit flows, (9) competition, (10) demand for financial services in the corporation’s market area, (11) technology, (12) reliance on third parties for key services, (13) the real estate market, (14) the corporation’s expansion and technology initiatives, and (15) accounting principles, policies and guidelines. Further, there can be no assurance that the EESA or the actions taken by the U.S. Treasury and the Federal Reserve Bank will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect the corporation’s business and financial performance. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

	9/30/08	12/31/07	9/30/07
	(unaudited)		(unaudited)
Balance Sheets
Interest-bearing deposits with other banks and federal funds sold	$1,230	$1,148	$2,118
Investment securities - available for sale at fair value	87,556	81,255	76,193
Loans held for sale, net	40,273	34,083	31,826
Loans, net:
Retail Banking segment	468,268	432,568	431,365
Mortgage Banking segment	4,312	4,337	4,129
Consumer Finance segment	161,995	148,976	147,855
Federal Home Loan Bank stock	4,011	4,387	4,522
Total assets	846,474	785,596	774,157
Deposits	551,858	527,571	534,155
Borrowings	214,169	176,047	161,018
Shareholders’ equity	64,385	65,224	64,338

	For The		For The
	Quarter Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
	(unaudited)		(unaudited)
Statements of Income
Interest income	$16,386	$16,821	$48,198	$48,090
Interest expense	5,319	6,085	16,380	17,203
Provision for loan losses:
Retail Banking segment	500	120	1,160	160
Mortgage Banking segment	75	—	587	—
Consumer Finance segment	2,570	1,680	6,970	4,530
Other operating income:
Gains on sales of loans	4,524	4,055	12,915	12,122
Gains (losses) on available for sale securities	(1,354)	1	(1,301)	10
Other	2,653	2,390	7,459	7,274
Other operating expenses:
Salaries and employee benefits	7,823	7,793	23,031	22,998
Other	4,989	4,404	14,557	13,064
Income tax expense	634	901	1,442	2,784
Net income	299	2,284	3,144	6,757
Earnings per common share - assuming dilution	0.10	0.73	1.04	2.12
Earnings per common share - basic	0.10	0.76	1.05	2.21

	For The		For The
	Quarter Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
	(unaudited)		(unaudited)
Segment Information
Net income - Retail Banking*	$787	$1,190	$1,575	$3,275
Net income - Mortgage Banking	401	484	1,139	1,441
Net income - Consumer Finance	826	642	2,462	2,141
Net loss - Other and Eliminations*	(1,715)	(32)	(2,032)	(100)
Mortgage loan originations - Mortgage Banking	197,983	206,615	590,168	658,589
Mortgage loans sold - Mortgage Banking	192,425	219,083	583,978	680,267

*	Segment information for 2007 has been restated for the reclassification of certain revenue and expenses of the corporation’s holding company from the Retail Banking segment to the combined Other and Eliminations segment in order to conform to current year’s presentation.

	For The		For The
	Quarter Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
	(unaudited)		(unaudited)
Average Balances
Investment securities	$94,282	$76,713	$91,482	$72,139
Loans held for sale	29,129	33,054	30,843	36,881
Loans:
Retail Banking segment	475,716	424,723	454,385	408,792
Mortgage Banking segment	4,739	3,052	4,904	1,456
Consumer Finance segment	174,068	154,103	168,445	143,275
Interest-bearing deposits in other banks and federal funds sold	1,369	1,212	1,406	10,793
Total earning assets	779,303	692,857	751,465	673,336

Time, checking and savings deposits	463,413	451,219	457,684	448,134
Borrowings	206,402	136,498	188,960	126,382
Total interest-bearing liabilities	669,815	587,717	646,644	574,516
Demand deposits	86,983	88,235	83,663	84,447
Shareholders’ equity	65,819	64,310	65,701	65,185

Asset Quality

	9/30/08	12/31/07	9/30/07
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans*-Retail Banking	$12,133	$495	$614
Nonaccrual loans*-Mortgage Banking	1,663	732	—
Real estate owned**-Retail Banking	1,972	—	—
Real estate owned**-Mortgage Banking	623	—	—

Total nonperforming assets	$16,391	$1,227	$614
Accruing loans* past due for 90 days or more	$912	$578	$1,557
Total loans*	$478,477	$441,648	$440,011
Allowance for loan losses	$5,897	$4,743	$4,517
Nonperforming assets to loans* and real estate owned	3.41%	0.28%	0.14%
Allowance for loan losses to loans*	1.23%	1.07%	1.03%
Allowance for loan losses to nonaccrual loans*	42.74%	386.55%	735.67%
* Loans exclude Consumer Finance segment loans presented below. ** Real estate owned is recorded at its fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$990	$1,388	$908
Accruing loans past due for 90 days or more	$—	$—	$9
Total loans	$174,184	$160,196	$158,777
Allowance for loan losses	$12,189	$11,220	$10,922
Nonaccrual consumer finance loans to total consumer finance loans	0.57%	0.87%	0.57%
Allowance for loan losses to total consumer finance loans	7.00%	7.00%	6.88%

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
	(unaudited)		(unaudited)
Other Data and Ratios
Annualized return on average assets	0.14%	1.21%	0.52%	1.22%
Annualized return on average equity	1.82%	14.21%	6.38%	13.82%
Dividends declared per share	$0.31	$0.31	$0.93	$0.93
Shares purchased	1,000	42,300	1,600	192,020
Average price of purchased shares	$21.56	$41.45	$24.67	$41.56
Weighted average shares outstanding - assuming dilution	3,009,277	3,134,598	3,028,604	3,187,264
Weighted average shares outstanding - basic	2,990,624	3,010,858	2,986,778	3,056,623
Market value per share at period end	$20.50	$41.75	$20.50	$41.75
Book value per share at period end	$21.24	$21.36	$21.24	$21.36
Price to book value ratio at period end	0.97	1.95	0.97	1.95
Price to earnings ratio at period end (ttm)	12.81	14.10	12.81	14.10

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands, except for per share data)

	(1)	For The		For The
		Quarter Ended		Nine Months Ended
		9/30/08	9/30/07	9/30/08	9/30/07
		(unaudited)		(unaudited)
Net Income and Earnings Per Share
Net income (GAAP)	A	$299	$2,284	$3,144	$6,757
Other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock (GAAP)		1,522	—	1,522	—

Net income, excluding nonaccrual and default income excluding other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock	B	$1,821	$2,284	$4,666	$6,757

Weighted average shares - assuming dilution (GAAP)	C	3,009	3,135	3,029	3,187
Weighted average shares - basic (GAAP)	D	2,991	3,011	2,987	3,057

Earnings per share - assuming dilution
GAAP	A/C	$0.10	$0.73	$1.04	$2.12
Excluding other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock	B/C	$0.61	$0.73	$1.54	$2.12

Earnings per share - basic
GAAP	A/D	$0.10	$0.76	$1.05	$2.21
Excluding other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock	B/D	$0.61	$0.76	$1.56	$2.21

Annualized Return on Average Assets

Average assets (GAAP)	E	$838,458	$755,125	$812,499	$737,204

Annualized return on average assets
GAAP	(A/E)*4	0.14%	1.21%
GAAP	(A/E)/.75			0.52%	1.22%
Excluding other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock	(B/E)*4	0.87%	1.21%
Excluding other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock	(B/E)/.75			0.77%	1.22%

Annualized Return on Average Equity

Average equity (GAAP)	F	$65,819	$64,310	$65,701	$65,185

Annualized return on average equity
GAAP	(A/F)*4	1.82%	14.21%
GAAP	(A/F)/.75			6.38%	13.82%
Excluding other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock	(B/F)*4	11.07%	14.21%
Excluding other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock	(B/F)/.75			9.47%	13.82%

(1)	The letters included in this column are provided to show how the various ratios presented in the Reconciliation of Certain Non-GAAP Financial Measures are calculated.

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